Exhibit 99.1
Ebix Signs Agreement to Acquire San Diego Based Insurance BPO — ConfirmNet Corporation
ATLANTA, GA — November 10, 2008 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today announced that it has signed an agreement to acquire San Diego based ConfirmNet Corporation effective November 1, 2008. The closing is expected on 22nd November and is subject to the merger being ratified by the ConfirmNet shareholders.
Founded in 1999, ConfirmNet offers ASP software on an SAAS (software-as-a service) basis for issuing and tracking certificates of insurance (COI). Over the years, ConfirmNet has emerged as the leader in the COI issuance industry in the United States. Before being acquired by Ebix, ConfirmNet had the second largest market share in the certificate tracking industry, in the United States. Ebix’s existing BPO division, EBIXBPO has the largest market share in the certificate tracking industry, in the United States, with this acquisition strengthening its position even further. The acquisition is expected to be accretive to Ebix earnings per share (“EPS”) in the near and long term future.
The deal will involve cash payments to ConfirmNet shareholders plus a number of earn-out cash payments, based on specific revenue numbers that are achieved in Q4 of 2008 and the full year of 2009. The company presently estimates the total payments due till January 2009 to be in the range of $10 to $11 million, varying based upon the fourth quarter revenue performance of ConfirmNet. Ebix intends to fund this transaction through internal sources using its own cash reserves. No Ebix shares were issued in the transaction.
Robin Raina, chairman, president and CEO of Ebix, Inc., said, “The acquisition of ConfirmNet is another step towards establishing Ebix as a leading BPO provider in the insurance industry. With a customer base spanning hundreds of customers — ranging from top names like AON, Marsh, Arthur J. Gallagher, Wells Fargo, Wachovia Insurance Services, CB Richard Ellis, Motorola, Hewitt Associates, Ace Hardware, Kroger, Centex Homes, Hilton Hotels, etc., ConfirmNet brings a top tier customer base to Ebix.”
Raina added, “While Ebix has a leading presence in the insurance certificates tracking industry, we did not address the certificate issuance side of insurance. ConfirmNet brings in a leadership position on the insurance certificate issuance side along with the second largest market share on the tracking side of insurance certificates. The purchase of ConfirmNet builds on our strategy of growth through recurring revenues derived from providing back-end services related to the insurance sector. This acquisition is a perfect complement to our India development and BPO services infrastructure, as India will help us grow BPO revenues while bringing costs down.”
“We are especially pleased that the acquisition provides us with a cohesive management team and an employee base that has delivered consistently and brings additional specialized insurance BPO expertise to Ebix,” added Raina. “We intend to immediately integrate ConfirmNet into our existing Ebix BPO division.”
No financial advisors were involved in the transaction from the Ebix side.

About Ebix
Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry. Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.
Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.
With bases in Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents. Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India. For more information, visit the Company’s website at www.ebix.com.
Safe Harbor for Forward Looking Statements under the Private Securities Litigation Reform Act of 1995 — This press release contains various forward-looking statements and information that are based on Ebix management’s beliefs, as well as assumptions made by and information currently available to management. Ebix has tried to identify such forward looking statements by use of such words as “will,” “expects,” “intends,” “anticipates,” “plans,” “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Ebix.com website and other new products and services can be successfully developed and marketed, the risks associated with any future acquisitions, and integrating recently completed acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, possible governmental regulation and/or other adverse consequences resulting from negative perception of the outsourcing of business processes to foreign countries, Ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, Ebix’s ability to raise additional capital to finance future acquisitions and meet other funding needs, Ebix’s dependence on a few customers(including one that is Ebix’s largest stockholder), Ebix’s dependence on the insurance industry, the highly competitive and rapidly changing automation systems market, Ebix’s ability to effectively protect its applications software and other proprietary information, Ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of Ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on Ebix’s website, mainframe and other servers, possible security breaches on the Ebix website, the possible effects of insurance regulation on Ebix, the possible effects of the Securities and Exchange Commission’s investigation of Ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including Ebix’s quarterly report on Form 10-K for the year ended December 31, 2007. Except as expressly required by the federal securities laws, Ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.
CONTACT:
Jesenia Jurado
Ebix, Inc.
678 -281-2036 or ir@ebix.com